Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

by and between

SMITH & WESSON BRANDS, INC.

and

AMERICAN OUTDOOR BRANDS, INC.

Dated as of [●], 2020

-i-

-ii-

EMPLOYEE MATTERS AGREEMENT

THIS EMPLOYEE MATTERS AGREEMENT (this “Agreement”) is made and entered into as of [●], 2020, by and between Smith & Wesson Brands, Inc., a Nevada corporation (“SWBI”), and American Outdoor Brands, Inc., a Delaware corporation (“AOUT” and with SWBI each, individually, a “Party,” and, collectively, the “Parties”).  Capitalized terms used in this Agreement, but not defined, shall have the meanings ascribed to them in the Separation and Distribution Agreement, dated as of [●], 2020, by and between SWBI and AOUT (as amended from time to time, the “Separation and Distribution Agreement”).

RECITALS

WHEREAS, pursuant to the Separation and Distribution Agreement, SWBI shall be separated into two separate, publicly traded companies, one for each of (i) the Firearm Business (as defined in the Separation and Distribution Agreement), which shall be owned and conducted, directly or indirectly, by SWBI, and (ii) the Outdoor Products and Accessories Business (as defined in the Separation and Distribution Agreement), which shall be owned and conducted, directly or indirectly, by AOUT; and

WHEREAS, each of SWBI and AOUT has determined that it is necessary and desirable to enter into this Agreement in order to allocate, assign, or transfer, as applicable, to the appropriate Party, assets, responsibilities, liabilities, and obligations with respect to employee compensation, benefits, labor, and certain other employment matters associated with personnel of the Outdoor Products and Accessories Business and the Firearm Business, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements, provisions, and covenants contained in this Agreement, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AOUT and SWBI hereby agree as follows:

Article 1
DEFINITIONS

Section 1.1Definitions.  As used in this Agreement, the following terms shall have the meanings indicated below:

“Adjusted SWBI Option” has the meaning set forth in Section 3.2(b).

“Adjusted SWBI PSU” has the meaning set forth in Section 3.4.

“Adjusted SWBI RSU” has the meaning set forth in Section 3.3(a).

“Affiliate” has the same meaning as set forth in the Separation and Distribution Agreement.  For the avoidance of doubt, on and after the Distribution Time, no member of the SWBI Group shall be deemed to be an Affiliate of any member of the AOUT Group and no member of the AOUT Group shall be deemed to be an Affiliate of any member of the SWBI Group.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“AOUT” has the meaning set forth in the preamble to this Agreement.

“AOUT 401(k) Plan” has the meaning set forth in Section 2.8(a).

“AOUT 401(k) Plan Effective Date” has the meaning set forth in Section 2.8(a).

“AOUT Employee” means each Employee who performs services exclusively for and is allocated to the Outdoor Products and Accessories Business and is either (a) employed by a member of the AOUT Group as of the Distribution Time, or (b) who is transferred to a member of the AOUT Group pursuant to Section 2.1 or Section 2.2 after the Distribution Time.

“AOUT Equity Awards” means those awards granted under the AOUT Equity and Incentive Plan in accordance with the provisions in Article 3 hereof.

“AOUT Equity and Incentive Plan” means the American Outdoor Brands, Inc. 2020 Incentive Stock Plan, as amended from time to time.

“AOUT Former Employee” means (i) prior to the Distribution Time, any individual who, performed services exclusively for and was allocated to the Outdoor Products and Accessories Business but prior to the Distribution Time retired or otherwise separated from service with SWBI and its Subsidiaries and Affiliates, and (ii) on or after the Distribution Time, any AOUT Employee that ceases performing services for the AOUT Group for any reason (other than on account of approved leaves of absences).

“AOUT Group” means (a) prior to the Distribution Time, AOUT and each Person that will be a Subsidiary or Affiliate of AOUT immediately after the Distribution Time; and (b) on and after the Distribution Time, AOUT and each Person that is a Subsidiary or Affiliate of AOUT.

“AOUT Group Welfare Plans” has the meaning set forth in Section 2.9(a).

“AOUT Option” has the meaning set forth in Section 3.2(b).

“AOUT Participant” means an AOUT Employee, an AOUT Former Employee, and any eligible dependent or beneficiary thereof who participates or is eligible to participate in any AOUT Plan.

“AOUT Plan” means each Plan that is sponsored, maintained, or contributed to or required to be contributed to by any member of the AOUT Group that does not also cover any SWBI Employee, including, without limitation, the AOUT Equity and Incentive Plan, the AOUT 401(k) Plan and the AOUT Group Welfare Plans.

“AOUT Post-Distribution Share Value” means, with respect to a share of common stock of AOUT, $[●].

“AOUT PSU” has the meaning set forth in Section 3.4.

“AOUT Ratio” means the quotient obtained by dividing the AOUT Post-Distribution Share Value by the SWBI Pre-Distribution Share Value.

“AOUT RSU” has the meaning set forth in Section 3.3(a).

“Applicable Law” has the meaning set forth in the Separation and Distribution Agreement.

“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Code Section 409A” means Section 409A of the Code and the regulations and guidance promulgated thereunder.

“Deferred RSU” means each outstanding SWBI RSU that is subject to an election by the holder to defer receipt of the shares of common stock of SWBI upon settlement of such SWBI RSU until separation from service with the SWBI Group, determined immediately prior to the Distribution Date.

“Designated Executive” has the meaning set forth in Section 3.3(a).

“Distribution” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Ratio” means [●] shares of AOUT common stock for every [●] shares of SWBI common stock.

“Distribution Time” has the meaning set forth in the Separation and Distribution Agreement.

“Employee” means any individual who is an employee of SWBI or any of its Subsidiaries and Affiliates (including, for the avoidance of doubt, AOUT and its Subsidiaries) immediately before the Distribution Time, including active employees and employees on vacation and approved leave of absence (including maternity, paternity, family, sick, short-term or long-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, leave under the Family Medical Leave Act, and other approved leaves).

“Employee Record” has the meaning set forth in Section 4.4.

“Employment Claim” means any actual or threatened action, lawsuit, charge, complaint, audit, inquiry, investigation, grievance, arbitration, claim (including ERISA claims), or federal, state, or local judicial or administrative proceeding of whatever kind involving a demand by, on behalf of, or relating to an Employee, Former Employee, or current or former independent contractor, or by or relating to any federal, state, or local Governmental Authority alleging Liability against a Party or against a Party’s pension, welfare, or other benefit plan, or such plan’s administrator, trustee, or fiduciary.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor legislation.

“Firearm Business” has the meaning set forth in the Separation and Distribution Agreement.

“Former Employee” means any individual who was employed by SWBI or any of its Subsidiaries (including, for the avoidance of doubt, AOUT and its Subsidiaries) at any time prior to the Distribution Time but who is not an Employee on or after such Distribution Time.

“IRS” means the Internal Revenue Service.

“Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“Monheit RSU” has the meaning set forth in Section 3.3(c).

“New Employer RSU” has the meaning set forth in Section 3.3(b).

“Other Employee” has the meaning set forth in Section 3.3(b).

“Outdoor Products and Accessories Business” has the meaning set forth in the Separation and Distribution Agreement.

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

“Plan” means, with respect to any entity, each plan, program, policy, arrangement, contract or agreement that is maintained primarily for the benefit of employees (and their dependents and beneficiaries) providing employee benefits, including, without limitation, employee benefit plans as defined in Section 3(3) of ERISA, executive compensation, bonuses, equity and/or equity based compensation, profit sharing, savings, retirement, severance pay, salary continuation, medical, dental, vision, life, disability, sick leave, vacation pay, and other fringe benefits, whether formal or informal or written or unwritten, which is sponsored, maintained, or contributed by such entity or to which such entity is a party or under which such entity has any obligation.  Notwithstanding the foregoing, the term “Plan” as used in this Agreement does not include (i) the SWBI Equity and Incentive Plan; (ii) any SWBI Equity Award; (iii) the AOUT Equity and Incentive Plan; (iv) any AOUT Equity Award; (v) any employment agreements; and (vi) any contract, agreement, or understanding relating to settlement of actual or potential employment claims.

“PTO” has the meaning set forth in Section 2.11.

“Record Date” has the meaning set forth in the Separation and Distribution Agreement.

“Scott RSU” has the meaning set forth in Section 3.3(c).

“SWBI” has the meaning set forth in the preamble to this Agreement.

“SWBI 401(k) Plan” has the meaning set forth in Section 2.8(a).

“SWBI Board” means the Board of Directors of SWBI or a duly authorized committee thereof.

“SWBI Employee” means each Employee who performs services exclusively for and is allocated to the Firearm Business and who is either (a) employed by a member of the SWBI Group as of the Distribution Time or (b) who is transferred to a member of the SWBI Group after the Distribution Time pursuant to Section 2.2 after the Distribution Time.

“SWBI Equity and Incentive Plan” means the Smith & Wesson Brands, Inc. 2013 Incentive Stock Plan, as amended from time to time.

“SWBI Equity Awards” means the SWBI Restricted Stock, the SWBI RUSs and the SWBI Options.

“SWBI Former Employee” means (i) prior to the Distribution Time, any individual who, performed services exclusively for and was allocated to the Firearm Business but prior to the Distribution Time retired or otherwise separated from service with SWBI and its Subsidiaries and Affiliates, and (ii) on or after the Distribution Time, any SWBI Employee that ceases performing services for the SWBI Group for any reason (other than on account of approved leaves of absences).

“SWBI Group” means SWBI and each Person that is a direct or indirect Subsidiary or Affiliate of SWBI (other than any member of the AOUT Group).

“SWBI Group Welfare Plans” means the SWBI Plans providing medical, dental, vision, health care spending accounts, disability, life, and similar welfare benefits and is an “employee welfare benefit plan” as described in Section 3(1) of ERISA.

“SWBI Option” means each outstanding option to purchase shares of the common stock of SWBI, whether vested or unvested, granted under the SWBI Equity and Incentive Plan, determined immediately prior to the Distribution Time.

“SWBI Participant” means a SWBI Employee, a SWBI Former Employee, and any eligible dependent or beneficiary thereof who participates or is eligible to participate in a SWBI Plan.

“SWBI Plan” means each Plan that is sponsored, maintained, contributed to, or required to be contributed to by any member of the SWBI Group, including, without limitation, the SWBI Equity and Incentive Plan, the SWBI 401(k) Plan, and the SWBI Group Welfare Plans, but not including any AOUT Plan.

“SWBI Post-Distribution Share Value” means with respect to a share of the common stock of SWBI, $[●].

“SWBI Pre-Distribution Share Value” means the closing share price of the common stock of SWBI on Nasdaq on the last trading day immediately preceding the Distribution Time.

“SWBI PSUs” means each outstanding performance-based restricted stock unit award with respect to the shares of the common stock of SWBI, whether vested or unvested, granted under the SWBI Equity and Incentive Plan, determined immediately prior to the Distribution Time.

“SWBI Ratio” means the quotient obtained by dividing the SWBI Post-Distribution Share Value by the SWBI Pre-Distribution Share Value.

“SWBI RSU” means each outstanding restricted stock unit award with respect to the shares of the common stock of SWBI, whether vested or unvested, granted under the SWBI Equity and Incentive Plan, determined immediately prior to the Distribution Time.

“Separation and Distribution Agreement” has the meaning set forth in the preamble to this Agreement.

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of the date hereof between SWBI and AOUT, as such agreement may be amended, amended and restated, supplemented, or modified from time to time. “WARN Act” has the meaning set forth in Section 4.5.

“Wadecki RSU” has the meaning set forth in Section 3.3(c).

“Workers Compensation Event” means the event, injury, illness, or condition giving rise to a workers’ compensation claim.

Section 1.2Certain Constructions.  References to the singular in this Agreement shall refer to the plural and vice-versa, and references to the masculine shall refer to the feminine and vice-versa.

Section 1.3Sections.  References to a “Section” are, unless otherwise specified, to one of the Sections of this Agreement.

Section 1.4Distribution Time  This Agreement shall be effective as of the Distribution Time.

Article 2
ALLOCATION OF EMPLOYEES AND LIABILITIES; EMPLOYEE BENEFITS

Section 2.1Transfer of Employment of Certain AOUT Employees.  SWBI and AOUT will cause the employment of each AOUT Employee who is not employed by a AOUT Group member as of the date hereof to be transferred to an AOUT Group member prior to the Distribution Time.

Section 2.2Re-Allocation of Employees.  If the Parties mutually agree after the Distribution Time that an Employee or individual independent contractor was incorrectly allocated to the SWBI Group or the AOUT Group (or was incorrectly employed or engaged by a member of the SWBI Group or the AOUT Group as of the Distribution Time), the Parties shall use their reasonable best efforts to correct such misallocation as appropriate (including by transferring the employment or engagement opportunity of such AOUT Employee or SWBI Employee (as applicable) or individual independent contractor to the applicable member of the applicable group or by offering employment or an engagement opportunity to such AOUT Employee, SWBI Employee, or individual independent contractor), and, to the extent possible, such correction shall be effective as of the Distribution Time.

Section 2.3Employee Liabilities Generally.

(a)From and after the Distribution Time, SWBI or a member of the SWBI Group hereby assumes or retains, and shall be responsible for paying, performing, fulfilling, and discharging in accordance with their respective terms, (i) all Liabilities or obligations expressly assigned to or assumed by a member of the SWBI Group under this Agreement; and (ii) except as otherwise expressly provided for herein or in the Separation and Distribution Agreement, all Liabilities with respect to the employment (including the termination thereof), compensation, and employee benefits of all (x) SWBI Employees, (y) SWBI Former Employees, and (z) all independent contractors, temporary employees, consultants, freelancers, agency employees, leased employees, or other non-payroll workers allocated to the Firearm Business, in each case, and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred.  Such Liabilities are assumed or retained regardless of when such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Time, regardless of where or against whom such Liabilities are asserted or determined  and include, without limitation, (1) wages, salaries, incentive compensation, commissions, and bonuses, (2) any and all Liabilities with respect to Employment Claims made by or with respect to SWBI Employees or SWBI Former Employees or in connection with any SWBI Plan, and (3) all service-related Liabilities to any individual who is or was an independent contractor, temporary employee, consultant, freelancer, agency employee, leased employee, or other non-payroll worker connected to the Firearm Business.  All Liabilities assumed or retained by a member of the SWBI Group under this Section 2.3(a) shall be “SWBI Liabilities” for purposes of the Separation and Distribution Agreement.

(b)From and after the Distribution Time, AOUT or a member of the AOUT Group hereby assumes or retains, and shall be responsible for paying, performing, fulfilling, and discharging in accordance with their respective terms, (i) all Liabilities or obligations expressly assigned to or assumed by a member of the AOUT Group under this Agreement; and (ii) except as otherwise expressly provided for herein or in the Separation and Distribution Agreement, all Liabilities with respect to the employment (including the termination thereof), compensation, and employee benefits of all (x) AOUT Employees, (y) AOUT Former Employees, and (z) all independent contractors, temporary employees, consultants, freelancers, agency employees, leased employees, or other non-payroll workers allocated to the Outdoor Products and Accessories Business, in each case, and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred.  Such Liabilities are assumed or retained regardless of when such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Time, regardless of where or against whom such Liabilities are asserted or determined  and include, without limitation, (1) wages, salaries, incentive compensation, commissions, and bonuses, (2) any and all Liabilities with respect to Employment Claims made by or with respect to AOUT Employees or AOUT Former Employees or in connection with any AOUT Plan, and (3) all service-related Liabilities to any individual who is or was an independent contractor, temporary employee, consultant, freelancer, agency employee, leased employee, or other non-payroll worker connected to the Outdoor Products and Accessories Business.  All Liabilities assumed or retained by a member of the AOUT Group under this Section 2.3(b) shall be “AOUT Liabilities” for purposes of the Separation and Distribution Agreement.

Section 2.4No Termination of Employment Intended as a Result of the Allocation of Employees.  It is intended that no SWBI Employee and no AOUT Employee will experience a termination of employment for severance purposes or otherwise solely as a result of the transactions contemplated by the Separation and Distribution Agreement (including any transfer of employment effectuated in connection with those transactions).  To the extent permitted by Applicable Law, no SWBI Employees and no AOUT Employees shall be entitled to any termination or severance payments or benefits as a result of such transactions or transfer, as applicable.  SWBI shall, and shall cause other members of the SWBI Group (as applicable), and AOUT shall, and shall cause other members of the AOUT Group (as applicable), to cause any applicable Plan to be interpreted and administered consistent with such intent, to the greatest extent possible without breaching the applicable Plan.

Section 2.5At-Will Employment.  Nothing in this Agreement shall (a) create any obligation on the part of any member of the SWBI Group or the AOUT Group to continue the employment of any SWBI Employee or AOUT Employee following the date of this Agreement or the Distribution Time (except as required by Applicable Law) or (b) change the employment status of any SWBI Employee or AOUT Employee from “at-will,” to the extent such SWBI Employee or AOUT Employee was an “at-will” employee under Applicable Law.

Section 2.6Service Crediting.

(a)From and after the Distribution Time, AOUT shall, and shall cause other members of the AOUT Group (as applicable) to, recognize each AOUT Employee’s service prior to the Distribution Time (including service with any member of the SWBI Group prior to the Distribution Time) for all purposes, including purposes of eligibility, vesting, and level of paid time off or severance benefits under any AOUT Plan, to the same extent and for the same purpose such service was recognized as of the Distribution Time under the corresponding SWBI Plan.  Notwithstanding the foregoing, nothing herein shall require the AOUT Group or any equity compensation plan or arrangement maintained by the AOUT Group after the Distribution Time to credit service prior to the Distribution Time for purposes of any equity award or other equity-based benefit or equity-based compensation that may be established by the AOUT Group at any time at or after the Distribution Time.

(b)Notwithstanding anything to the contrary in this Agreement, or the Separation and Distribution Agreement, no Employee shall receive service credit or benefits to the extent that receipt of such service credit or benefits would result in duplication of benefits provided by another SWBI Plan or AOUT Plan.

Section 2.7Continuity of Benefits and Coverage.  It is the intention of SWBI and AOUT that there be uninterrupted employee benefit plan participation and coverage for SWBI Employees and AOUT Employees, notwithstanding the transactions contemplated by the Separation and Distribution Agreement, this Agreement, or any other Ancillary Agreement.  Therefore, SWBI and AOUT shall use their reasonable best efforts to cause there to be no interruption of coverage with respect to the type of employee benefits or coverage being provided to such Employees immediately prior to the Distribution Time.

Section 2.8Establishment and Spinoff of 401(k) Plan.

(a)Effective as of the Distribution Time (the “AOUT 401(k) Plan Effective Date”), (i) AOUT (or a designated member of the AOUT Group) shall have adopted a defined contribution plan that contains a cash or deferred arrangement within the meaning of Section 401(k) of the Code and is intended to be qualified under Section 401(a) of the Code (the “AOUT 401(k) Plan”), and (b) each member of the AOUT Group shall no longer be a participating employer in the SWBI 401(k) Plan (the “SWBI 401(k) Plan”).  The AOUT 401(k) Plan is intended to have terms and features (including employer contribution provisions) substantially similar to the SWBI 401(k) Plan for the applicable AOUT Employees.

(b)Upon the 401(k) Plan Effective Date, all AOUT Employees who, immediately prior to such time, were participants in or otherwise eligible to participate in a SWBI 401(k) Plan shall be immediately eligible to participate in the corresponding AOUT 401(k) Plan with respect to compensation paid after the 401(k) Plan Effective Date.

(c)As soon as practicable after the 401(k) Plan Effective Date, SWBI shall cause the accounts of AOUT Employees under the SWBI 401(k) Plan, including promissory notes evidencing outstanding loans of AOUT Employees, and the value of assets attributable to such accounts of AOUT Employees to be transferred to the AOUT 401(k) Plan in a “transfer of assets or liabilities” in accordance with Section 414(l) of the Code and Section 208 of ERISA and the respective rules and regulations promulgated thereunder.  The assets so transferred shall be in the form of cash or other property, as SWBI and AOUT shall mutually agree prior to such transfer.  Prior to such transfer, AOUT shall provide SWBI with such documents and other information as SWBI shall reasonably request to assure itself that the AOUT 401(k) Plans and the related trusts established pursuant thereto (i) are qualified and tax-exempt under Sections 401(a) and 501(a) of the Code, respectively, and (ii) contain participant loan provisions and procedures necessary to effect the orderly transfer of participant loan balances associated with the transfer of assets.  Prior to the transfer, SWBI and AOUT shall (or shall cause the applicable member(s) of their Group to) notify the IRS of the transfer by timely filing Forms 5310-A, to the extent such filings are required, and SWBI shall provide to AOUT copies of such personnel and other records of SWBI pertaining to the AOUT Employees and such records of any agent or representative of SWBI pertaining to the AOUT Employees, in each case, pertaining to the SWBI 401(k) Plans and as AOUT may reasonably request in order to administer and manage the accounts and assets transferred to the AOUT 401(k) Plans.  Upon such transfer, AOUT and each member of the AOUT Group and the AOUT 401(k) Plans shall assume all assets, liabilities, and obligations with respect to all amounts transferred (including loans) from the SWBI 401(k) Plans to the AOUT 401(k) Plans in respect of the AOUT Employees, including any employer contributions required to have been made on behalf of the AOUT Employees for periods prior to the Distribution Time, and SWBI and each member of the SWBI Group and the SWBI 401(k) Plan shall be relieved of all such assets, liabilities, and obligations.

Section 2.9Group Health and Welfare Plan Continuation Coverage.

(a)AOUT Group Welfare Plans.  As of the Distribution Time, AOUT (or a designated member of the AOUT Group) shall take, or cause to be taken, all actions necessary and appropriate to establish substantially similar plans of the SWBI Group Welfare Plans in existence immediately prior to the Distribution Time (collectively, the “AOUT Group Welfare Plans”) to provide benefits thereunder for all eligible AOUT Participants effective as of the Distribution Time.   As of the Distribution Time, each member of the AOUT Group shall no longer be a participating employer in the SWBI Group Welfare Plans. With respect to any Liabilities relating to or arising in connection with claims incurred under an AOUT Group Welfare Plan by AOUT Participants from and after the effective date of such AOUT Group Welfare Plan, including claims that are self-insured and claims that are fully insured through third party insurance, AOUT and the applicable AOUT Group Welfare Plan shall be solely responsible for such Liabilities.  For the avoidance of doubt, the SWBI Group shall remain liable for any Liabilities relating to or arising in connection with claims by an AOUT Employee or AOUT Former Employee (or any of their dependents or beneficiaries) that occurred prior to the Distribution Time and, thus, under a SWBI Group Welfare Plan.

(b)COBRA Continuation Coverage.  From and after the Distribution Time, (A) the SWBI Group shall assume or retain and shall be solely responsible for, or cause the SWBI Group Welfare Plans, as applicable (and applicable insurance carriers) to be responsible for, the continuation coverage requirements imposed by COBRA as they relate to any SWBI Participant or Former Employee, and no member of the AOUT Group shall have any liability or obligation with respect thereto; and (B) the AOUT Group shall assume or retain and shall be solely responsible for, or cause the AOUT Group Welfare Plans, as applicable (and applicable insurance carriers) to be responsible for, COBRA continuation coverage requirements as they relate to any AOUT Participant, and no member of the SWBI Group shall have any liability or obligation with respect thereto.

Section 2.10Disability Plans.  Each SWBI Participant and AOUT Participant who became disabled, as defined under a SWBI Welfare Plan that provides short-or long-term disability benefits prior to the Distribution Time, shall be eligible or continue to be eligible for such benefits under the applicable SWBI Welfare Plan in accordance with the terms and conditions of such SWBI Welfare Plan; provided that AOUT shall be responsible for reimbursing SWBI for any self-insured short-term disability benefits with respect to such disabled AOUT Employee for the period after the Distribution Time until such time as those short-term disability benefits terminate in accordance with the terms of such SWBI Welfare Plan.  In the event any such disabled AOUT Employee becomes eligible to transition directly from receiving short-term disability benefits to receiving long-term disability benefits either before or as of the Distribution Time under the applicable SWBI Welfare Plan, SWBI and the applicable SWBI Welfare Plan shall provide the long-term disability benefits to which such disabled AOUT Employee is entitled (taking into account, if applicable, the extent to which such employee has elected such coverage and has made the required contributions therefor).  As of the Distribution Time, AOUT or a member of the AOUT Group shall take, or cause to be taken, all action necessary and appropriate to establish or designate and administer short- and long-term disability plans to provide benefits thereunder for all eligible AOUT Employees (and their eligible dependents and beneficiaries).

Section 2.11Vacation and Paid Time Off.  Effective as of the Distribution Time, the AOUT Group shall assume all Liabilities with respect to vacation, holiday, sick leave, paid time off, personal days, and other paid time off (collectively, “PTO”) with respect to AOUT Employees and AOUT Former Employees accrued on or prior to the Distribution Time and AOUT shall credit AOUT Employees and AOUT Former Employees with such accrual; provided that if under Applicable Law, any such accrued PTO is required to be paid out as of the Distribution Time to any AOUT Employee or AOUT Former Employee, such payment will be made by AOUT in lieu of the crediting of the accrual to such AOUT Employee or AOUT Former Employee.  For the avoidance of doubt, the SWBI Group shall retain all Liabilities with respect to accrued PTO attributable to SWBI Employees and SWBI Former Employees.

Section 2.12Insurance Contracts and Third-Party Vendor Agreements.  To the extent any Plan is funded (in whole or in part) through the purchase of an insurance contract, SWBI and AOUT shall cooperate, and each shall use its commercially reasonable efforts to effectuate the provisions of this Agreement in relation to such contract and to obtain any necessary consents and maintain any pricing discounts or other preferential terms for both SWBI (or the applicable member of the SWBI Group) and AOUT (or the applicable member of the AOUT Group) for a reasonable term.  To the extent any Plan is administered by a third-party vendor, SWBI and AOUT shall cooperate, and each shall use its commercially reasonable efforts to replicate any contract with such third-party vendor for SWBI (or the applicable member of the SWBI Group) or AOUT (or the applicable member of the AOUT Group), as applicable, and to maintain any pricing discounts or other preferential terms for both SWBI (or the applicable member of the SWBI Group) and AOUT (or the applicable member of the AOUT Group) for a reasonable term.  Neither SWBI nor AOUT shall be liable for failure to obtain consents, new insurance or administrative contracts, pricing discounts, or other preferential terms for the other Party or the applicable member of its Group.  Each Party shall be responsible for any new or additional premiums, charges, or administrative fees that such Party may incur with respect to its insurance coverage or contracts pursuant to this Agreement.

Section 2.13Reimbursements.  The Parties acknowledge that the SWBI Group, on the one hand, and the AOUT Group, on the other hand, may incur costs and expenses, including, but not limited to, contributions to Plans and the payment of insurance premiums or vendor fees or expenses arising from or related to any of the Plans which are, as set forth in this Agreement, the responsibility of the other Party.  Accordingly, the SWBI Group and the AOUT Group shall reimburse each other, as soon as practicable, but in any event within thirty (30) days of receipt from the other Party of appropriate verification, for all such costs, fees, and expenses.

Section 2.14No Duplication of Benefits; Service and Other Credit.  SWBI and AOUT shall adopt, or cause to be adopted, all reasonable and necessary amendments and procedures to prevent AOUT Participants from receiving duplicative benefits from the SWBI Plans and the AOUT Plans.  With respect to AOUT Employees, each AOUT Plan shall provide that for purposes of determining eligibility to participate, vesting, and entitlement to benefits (but not for accrual of pension benefits under any defined benefit pension plan), service prior to the Distribution Time with a SWBI Group member shall be treated as service with the applicable AOUT Group member.  Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations under any AOUT Plan.  Each AOUT Plan shall, to the extent practicable, waive pre-existing condition limitations with respect to AOUT Employees.  AOUT shall honor any deductible, co-payment, and out-of-pocket maximums incurred by the AOUT Employees and their eligible dependents under the SWBI Plans in which they participated immediately prior to the Distribution Time during the portion of the calendar year prior to the Distribution Time in satisfying any deductibles, co-payments, or out-of-pocket maximums under the AOUT Plans in which they are eligible to participate after the Distribution Time in the same plan year in which such deductibles, co-payments, or out-of-pocket maximums were incurred.  With respect to the AOUT Group Welfare Plan that is a flexible spending account plan, SWBI shall cause the accounts of AOUT Participants who are participating in the flexible spending accounts under the SWBI Group Welfare Plans to be transferred to the flexible spending account plan under the AOUT Group Welfare Plans. SWBI and AOUT will work together in good faith to facilitate any necessary transition.

Section 2.15Workers’ Compensation.  The SWBI Group shall be solely responsible for all workers’ compensation claims of (i) AOUT Employees and AOUT Former Employees with respect to Workers’ Compensation Events occurring before the Distribution Time, and (ii) SWBI Employees and SWBI Former Employees regardless of when the Workers’ Compensation Events occur.  The AOUT Group shall be solely responsible for workers’ compensation claims of AOUT Employees and AOUT Former Employees with respect to Workers’ Compensation Events occurring on or after the Distribution Time, except for claims that are defined by individual state workers’ compensation boards as “cumulative trauma” claims.

Section 2.16Annual Bonuses.  The SWBI Group shall be solely responsible for all annual bonuses earned by SWBI Employees and SWBI Former Employees (i.e., accrued but unpaid bonuses for SWBI Former Employees) with respect to periods ending on or after May 1, 2020.  The AOUT Group shall be solely responsible for all annual bonuses earned by AOUT Employees and AOUT Former Employees (i.e., accrued but unpaid bonuses for AOUT Former Employees) with respect to periods ending on or after May 1, 2020.

Article 3
INCENTIVE COMPENSATION PLANS AND ARRANGEMENTS

Section 3.1General Principles.

(a)SWBI and AOUT shall take any and all reasonable actions as will be necessary and appropriate to further the provisions of this Article 3, including, to the extent practicable, providing written notice or similar communication to each Employee or director who holds one or more SWBI Equity Awards granted under the SWBI Equity and Incentive Plan informing such Employee or director, as applicable, of (i) the actions contemplated by this Article 3 with respect to such SWBI Equity Awards and (ii) whether (and during what time period) any “blackout” period will be imposed upon holders of SWBI Equity Awards granted under the SWBI Equity and Incentive Plan during which time such SWBI Equity Awards may not be exercised or settled, as the case may be.

(b)Prior to the Distribution Time, AOUT shall establish the AOUT Equity and Incentive Plan, so that upon the Distribution, AOUT shall have in effect an equity compensation plan containing substantially the same terms as the SWBI Equity and Incentive Plan under which any SWBI Equity Award was granted.  From and after the Distribution Time, each AOUT Equity Award that was converted from an SWBI Equity Award shall be subject to the terms of the AOUT Equity and Incentive Plan and the award agreement governing such AOUT Equity Award to which the applicable holder is a party. From and after the Distribution Time, AOUT shall retain, pay, perform, fulfill, and discharge all Liabilities arising out of or relating to the AOUT Equity Awards.

(c)Following the Distribution Time, a holder who has outstanding equity-based awards under the SWBI Equity and Incentive Plan and/or replacement equity-based awards under the AOUT Equity and Incentive Plan shall be considered to have been employed by the applicable plan sponsor before and after the Effective Time for purposes of vesting.  For the avoidance of doubt, for purposes of the SWBI Equity Awards following the Distribution Time, an AOUT Employee’s or directors’ continued service with a member of the AOUT Group shall be deemed continued service with a member of the SWBI Group, and for purposes of the AOUT Equity Awards following the Distribution Time, an SWBI Employee’s or director’s continued service with a member of the SWBI Group shall be deemed continued service with a member of the AOUT Group.

(d)No SWBI Equity Award described in this Article 3, whether outstanding or to be issued, adjusted, substituted, or cancelled by reason of or in connection with the Distribution, will be adjusted, settled, cancelled, or exercisable, until in the judgment of the administrator of the applicable plan or program such action is consistent with all Applicable Laws. With respect to each outstanding SWBI Option, the period during which such SWBI Option is exercisable and the ultimate expiration date of the SWBI Option will not be extended.

(e)From and after the Distribution Time, all SWBI Equity Awards adjusted pursuant to this Article 3 shall be subject to the terms and conditions set forth in the applicable SWBI Equity and Incentive Plan or AOUT Equity and Incentive Plan and corresponding award agreements. Without limiting the generality of the foregoing, from and after the Distribution Time, all references to the applicable company in such SWBI Equity and Incentive Plan or AOUT Equity and Incentive Plan, as applicable, and other administrative provisions requiring interpretation will refer to the appropriate company to reflect the Distribution.

(f)Each of SWBI and AOUT shall establish an appropriate administration system in order to handle exercises and delivery of shares in an orderly manner and provide reasonable levels of service for equity award holders.

(g)The adjustment or conversion of SWBI Equity Awards shall be effectuated in a manner that is intended to avoid the imposition of any accelerated, additional, penalty, or other Taxes on the holders thereof pursuant to Section 409A of the Code.

Section 3.2SWBI Options.

(a)General Principles.  The adjustments provided for in this Section 3.2 with respect to the SWBI Options and AOUT Options (as defined in Section 3.2(b)) are intended to be effectuated in a manner compliant with Section 424(a) of the Code.

(b)Treatment of SWBI Options.  Each SWBI Option shall be converted, as of the Distribution Time, into (i) an option to purchase shares of the common stock of SWBI, issued pursuant to the SWBI Equity and Incentive Plan (each such option, an “Adjusted SWBI Option”); and (ii) an option to purchase shares of the common stock of AOUT (each such option, an “AOUT Option”) issued pursuant to the terms of the AOUT Equity and Incentive Plan.

(i)Adjusted SWBI Options.  Subject to Section 3.1, each Adjusted SWBI Option will be subject to the same terms and conditions from and after the Distribution Time as the terms and conditions applicable to the corresponding SWBI Option immediately prior to the Distribution Time; provided, however, that (y) the per-share exercise price of each such Adjusted SWBI Option will be equal to (1) the per-share exercise price of the corresponding SWBI Option immediately prior to the Distribution Time multiplied by (2) the SWBI Ratio, rounded up to the second decimal place and (z) from and after the Distribution Time, each such Adjusted SWBI Option will remain exercisable until the date ninety (90) days immediately following the termination of employment or service of the holder of such Adjusted SWBI Option by either SWBI or AOUT, unless earlier terminated pursuant to the terms of any such Adjusted SWBI Option, including, without limitation, due to any termination of employment for cause (or other similar term in any applicable SWBI Equity and Incentive Plan).

(ii)AOUT Options.  Subject to Section 3.1, each AOUT Option will be subject to the same terms and conditions from and after the Distribution Time as the terms and conditions applicable to the corresponding SWBI Option immediately prior to the Distribution Time; provided, however, that from and after the Distribution Time; provided, however, that (y) the per-share exercise price of each such AOUT Option will be equal to (1) the per-share exercise price of the corresponding SWBI Option immediately prior to the Distribution Time multiplied by (2) the AOUT Ratio, rounded up to the second decimal place and (z) from and after the Distribution Time, each such AOUT Option will remain exercisable until the date ninety (90) days immediately following the termination of employment or service of the holder of such AOUT Option by either SWBI or AOUT, unless earlier terminated pursuant to the terms of any such AOUT Option, including, without limitation, due to any termination of employment for cause (or other similar term in any applicable AOUT Equity and Incentive Plan).

Section 3.3SWBI RSUs.

(a)Treatment of SWBI RSUs Held by Directors and Designated Executives.  Except as set forth in Sections 3.3(b) and (c) of this Agreement, each SWBI RSU that is held by either a member of the SWBI Board or an Employee (or Former Employee) who holds, or will hold as of the Distribution Time, the title of Chief Executive Officer, Chief Financial Officer, Vice President of Investor Relations, or General Counsel of either SWBI or AOUT (each such individual, an “Designated Executive”) shall be converted, as of the Distribution Time, into (i) a restricted stock unit award with respect to shares of the common stock of SWBI, issued pursuant to the SWBI Equity and Incentive Plan (each such restricted stock unit award, an “Adjusted SWBI RSU”); and (ii) a restricted stock unit award with respect to shares of the common stock of AOUT (each such restricted stock unit award, an “AOUT RSU”) issued pursuant to the terms of the AOUT Equity and Incentive Plan, the number of shares subject to each such award to be determined in the same manner as for stockholders of SWBI based on the Distribution Ratio.  Each Adjusted SWBI RSU and each AOUT RSU shall be subject to the same vesting requirements and dates and other terms and conditions as the SWBI RSUs to which they relate.

(b)Treatment of SWBI RSUs Held by Other Employees.  Except as set forth in Sections 3.3(a) and (c) of this Agreement, each SWBI RSUs that is held by an individual who is not an Designated Executive (each, an “Other Employee”) shall be converted, as of the Distribution Time, into a new restricted stock unit award with respect to shares of the common stock of either SWBI or AOUT, whichever shall be the employer of record of such Other Employee immediately after the Distribution Date (the “New Employer RSU”).   The New Employer RSU shall be issued pursuant to the terms of the SWBI Equity and Incentive Plan or the AOUT Equity and Incentive Plan, as applicable, and the number of shares subject to each such New Employer RSU shall be determined based in such a manner such that the intrinsic value of the SWBI RSU immediately prior to the Distribution Time is the same as the intrinsic value of the New Employer RSUs, immediately after the Distribution Time.  Each New Employer RSU shall be subject to the same vesting requirements and dates and other terms and conditions as the SWBI RSUs to which they relate.

(c)Treatment of Deferred RSUs.  Each Deferred RSU shall be treated as follows: (i) with respect to the Deferred RSUs held by I. Marie Wadecki (the “Wadecki RSU”), such Wadecki RSU shall be settled prior to that certain Record Date immediately preceding the Distribution as Ms. Wadecki shall no longer be serving on the SWBI Board as of such Distribution Time and, therefore, the shares of common stock of SWBI subject to such Wadecki RSU shall be treated as any of share of common stock of SWBI in the Distribution; (ii) with respect to the Deferred RSUs held by Robert L. Scott (the “Scott RSU”), such Scott RSU shall be treated as if Mr. Scott was a Designated Executive and, therefore, shall be converted in accordance with the provisions set forth in Section 3.3(a) above; and (iii) with respect to the Deferred RSUs held by Barry M. Monehit (the “Monehit RSU”), such Monehit RSU shall be treated as if Mr. Monehit was a Designated Executive and, therefore, shall be converted in accordance with the provisions set forth in Section 3.3(a) above.

Section 3.4SWBI PSUs.  Each SWBI PSU shall be converted, as of the Distribution Time, into (i) a performance-based restricted stock unit award with respect to shares of the common stock of SWBI, issued pursuant to the SWBI Equity and Incentive Plan (each such performance-based restricted stock unit award, an “Adjusted SWBI PSU”); and (ii) a performance-based restricted stock unit award with respect to shares of the common stock of AOUT (each such performance-based restricted stock unit award, an “AOUT PSU”) issued pursuant to the terms of the AOUT Equity and Incentive Plan, in each case, the number of target shares for each award to be determined in the same manner as for stockholders of SWBI based on the Distribution Ratio.  Each Adjusted SWBI PSU and each AOUT PSU shall be subject to the substantially similar terms and conditions as the SWBI PSUs to which they relate, except that the performance criteria applicable to such awards shall be determined in accordance with the following: (x) with respect to the Adjusted SWBI PSU, (1) the market cap of SWBI as compared to the Russell 2000 index (“RUT”) for the first ninety (90) days after the date of grant, as compared to (2) the combined market cap of SWBI and AOUT as compared to the RUT for ninety (90) days immediately preceding the last day of the applicable performance period, and (y) with respect to the AOUT PSU, (1) the market cap of AOUT as compared to the RUT for the first ninety (90) days after the date of grant, as compared to (2) the combined market cap of SWBI and AOUT as compared to the RUT for ninety (90) days immediately preceding the last day of the applicable performance period.

Section 3.5Tax Withholding, Reporting, and Deductions.

(a)The appropriate member of the SWBI Group shall be responsible for all payroll taxes, withholding, and reporting with respect to SWBI Equity Awards held by SWBI directors, SWBI Employees and SWBI Former Employees. The appropriate member of the AOUT Group shall be responsible for all payroll taxes, withholding, and reporting with respect to AOUT Equity Awards held by AOUT directors, AOUT Employees and AOUT Former Employees. SWBI and AOUT hereby designate the other party as an agent for withholding pursuant to IRS Revenue Procedure 70-6 and to accept such designation to effectuate the intent of this Section 3.5(a).

(b)With respect to the SWBI Equity Awards held by SWBI Employees or SWBI Former Employees, the appropriate member of the SWBI Group shall claim any federal, state, and/or local tax deductions after the Distribution Time, and no member of the AOUT Group shall claim any such deductions. With respect to the SWBI Equity Awards held by AOUT Employees or AOUT Former Employees, the appropriate member of the AOUT Group shall claim any federal, state, and/or local tax deductions after the Distribution Time, and no member of the SWBI Group shall claim any such deductions. If either SWBI or AOUT determines in its reasonable judgment that there is a substantial likelihood that a tax deduction that was assigned to the SWBI Group or the AOUT Group pursuant to this Section 3.5(b) will instead be available only to the other Party (whether as a result of a determination by the IRS or another tax authority, a change in the Code or the regulations or guidance thereunder, or otherwise), it shall notify the other Party and both Parties will negotiate in good faith to resolve the issue in accordance with the following principle: the Party entitled to the deduction shall pay to the other Party an amount that places the other Party in a financial position equivalent to the financial position the Party would have been in had the Party received the deduction as intended under this Section 3.5(b). Such amount shall be paid within 90 days after filing the last tax return necessary to make the determination described in the preceding sentence.

(c)Upon the exercise of an SWBI Option or AOUT Option, the exercise price of such stock option shall be remitted in cash by the option administrator to the issuer of the option (the appropriate member of the SWBI Group or the AOUT Group, as applicable) and the applicable withholding taxes shall be remitted in cash by the option administrator to the entity (the appropriate member of the SWBI Group or the AOUT Group, as applicable) responsible for payroll taxes, withholding, and reporting with respect to the option pursuant to this Section 3.5. Upon vesting or payment, as applicable, of SWBI or AOUT RSUs or PSUs, the applicable withholding shall be remitted in cash by the administrator to the entity (the appropriate member of the SWBI Group or the AOUT Group, as applicable) responsible for payroll taxes, withholding, and reporting with respect to such awards pursuant to this Section 3.5. To the extent necessary to provide the withholding amount in cash to the entity responsible for payroll taxes, withholding, and reporting, the issuer of the applicable award shall provide the withholding amount in cash. Notwithstanding the foregoing, the method of remittance of the exercise price of any stock option or any applicable withholding taxes may vary for legal or administrative reasons.

(d)If SWBI or AOUT determines in its reasonable judgment that any action required under this Article 3 will not achieve the intended tax, accounting, and legal results, including, without limitation, the intended results under Code Section 409A or FASB ASC Topic 718 – Stock Compensation, then at the request of SWBI or AOUT, as applicable, SWBI and AOUT shall mutually cooperate in taking such actions as are necessary or appropriate to achieve such results, or most nearly achieve such results if the originally intended results are not fully attainable.

(e)SWBI and AOUT each acknowledges and agrees to use commercially reasonable efforts to cooperate with each other and with third-party providers to effect withholding and remittance of Taxes, as well as required tax reporting, in a timely, efficient, and appropriate manner to further the purposes of this Article 3 and to administer all equity awards that are outstanding immediately following the Distribution Time (including all such equity awards that are adjusted in accordance with this Article 3) to the extent consistent with this Agreement and Applicable Law, for as long as is reasonably necessary to further the purposes of this Article 3.

Article 4
LABOR AND EMPLOYMENT MATTERS

Section 4.1Payroll Reporting and Tax Withholding.

(a)Form W-2 Reporting.  To the extent an Employee’s employing entity changes as a result of the transactions contemplated by the Separation and Distribution Agreement, SWBI and AOUT shall use the “standard procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53, for the calendar year in which such change occurs.  Under this procedure, each employing entity shall provide (subject to any applicable provisions of the Transition Services Agreement) all required Forms W-2 to report the wages paid and taxes withheld by it during the year in which the Distribution Time occurs.  With respect to any issuances of SWBI Common Stock or AOUT Common Stock described above, the Employee’s employing entity shall reflect such issuance and taxes withheld in connection with such issuance on the Form W-2 provided to such Employee by such employing entity during the year in which such issuance occurs.  With respect to SWBI Employees and AOUT Employees outside of the United States, the Parties shall cooperate in good faith to obtain the same or similar results, to the extent possible, under applicable tax laws.

(b)Garnishments, Tax Levies, Child Support Orders, and Wage Assignments.  With respect to any Employees with garnishments, tax levies, child support orders, or wage assignments in effect immediately prior to the Distribution Time, a member of the AOUT Group (with respect to AOUT Employees) or a member of the SWBI Group (with respect to SWBI Employees) shall, to the extent permitted by Applicable Law, honor such payroll deduction authorizations and shall continue to make payroll deductions and payments to the authorized payee, as specified by the court or governmental order which was filed prior to the Distribution Time.

(c)Authorizations for Payroll Deductions.  Unless otherwise prohibited by this Agreement, any other Ancillary Agreement, a Plan document, or Applicable Law, with respect to Employees with authorizations for payroll deductions and direct deposits in effect immediately prior to the Distribution Time, a member of the AOUT Group (with respect to AOUT Employees) or a member of the SWBI Group (with respect to SWBI Employees) shall honor such payroll deduction authorizations and shall not require that such Employee submit a new authorization to the extent that the type of deduction does not differ from that made prior to the Distribution Time.  Such deduction types include, without limitation, contributions to any Plan and direct deposit of payroll, employee relocation loans, and other types of authorized company receivables usually collectible through payroll deductions.

Section 4.2Employment Policies and Practices.  Subject to the provisions of the Transition Services Agreement, ERISA, and other Applicable Law, and unless otherwise specified in this Agreement, each member of the AOUT Group and the SWBI Group may, after the Distribution Time, adopt, continue, modify, or terminate such employment policies, compensation practices, retirement plans, welfare benefit plans, and other employee benefit plans of any kind or description, as each may determine, in its sole discretion, are necessary and appropriate, with respect to AOUT Employees and SWBI Employees, respectively.

Section 4.3Leave of Absence Policies.  Following the Distribution Time, the applicable members of the AOUT Group shall continue to apply the leave policies applicable to inactive AOUT Employees who are on an approved leave of absence as of the Distribution Time in accordance with the terms of such policies applicable to the AOUT Employees as of the Distribution Time.  For purposes of such policies, to the extent allowed under Applicable Law, leaves of absence taken by AOUT Employees prior to the Distribution Time shall be deemed to have been taken as employees of the AOUT Group.

Section 4.4Employee Records.  The SWBI Group shall provide to the AOUT Group (a) any and all employment records and information (including, but not limited to, any personnel files, Form I-9, Form W-2, Form 1099, or other IRS forms) with respect to the AOUT Employees that are in the possession of any member of the SWBI Group that are reasonably required by the AOUT Group to enable the AOUT Group to properly employ the AOUT Employees and to carry out its obligations under this Agreement and Applicable Law (“Employee Record”); and (b) copies of any and all employment-related agreements, including, but not limited to, confidentiality agreements, restrictive covenants, arbitration agreements and employment-related acknowledgements to which any SWBI Employee is a party and under which the AOUT Group has any rights or obligations following the Distribution Time.

Section 4.5WARN Act.  The Parties shall cooperate in good faith so that no terminations of employment in connection with the transactions contemplated or undertaken by this Agreement or the Separation and Distribution Agreement have triggered or shall trigger any rights or obligations under the federal Worker Adjustment and Retraining Notification Act, or any other federal, state, or local Applicable Law addressing employment separations (collectively, the “WARN Act”).

Section 4.6Access to Employee Records.  Following the Distribution Time and to the extent permitted by Applicable Law, AOUT shall permit SWBI access to Employee Records of AOUT Employees, to the extent reasonably necessary for SWBI’s legitimate business purposes or to comply with Applicable Law, and SWBI shall permit AOUT access to Employee Records of SWBI Employees, to the extent reasonably necessary for AOUT’s legitimate business purposes or to comply with Applicable Law.

Section 4.7Protection of Personal Information.  The Parties shall comply with all applicable confidentiality obligations and privacy laws that govern the personal information shared or otherwise made accessible following the Distribution Time.  Each Party further agrees to use commercially reasonable efforts to protect any personal information of the other Party that it acquires or accesses following the Distribution Time.

Article 5
MISCELLANEOUS

Section 5.1Relationship of Parties.  Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership, or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

Section 5.2Access to Information; Cooperation.  The SWBI Group, the AOUT Group, and their authorized agents shall be given reasonable and timely access to and may take copies of all information relating to the subjects of this Agreement (to the extent not prohibited by Applicable Law) in the custody of the other Party, including any agent, contractor, subcontractor, or any other Person under the contract of such Party.  The Parties shall provide one another with such information within the scope of this Agreement as is reasonably necessary to administer each Party’s Plans or take the actions required of such Party under this Agreement.  The Parties shall cooperate with each other to minimize the disruption caused by any such access and providing of information.

Section 5.3Complete Agreement.  This Agreement and any related provisions of the Transition Services Agreement and the Separation and Distribution Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, and writings with respect to such subject matter.

Section 5.4Counterparts.  This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

Section 5.5Survival.  Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Time and remain in full force and effect in accordance with its applicable terms.

Section 5.6Notices. All notices, requests, claims, demands, and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Party at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5.6):

To SWBI:

Smith & Wesson Brands, Inc.

2100 Roosevelt Avenue

Springfield, Massachusetts 01104

Email: [●]

Attn: General Counsel

with a copy to:

Greenberg Traurig, LLP

2375 East Camelback Road, Suite 700

Phoenix, Arizona 85016

Email:	kantr@gtlaw.com
beckk@gtlaw.com
Attn:	Robert S. Kant
Katherine A. Beck

To AOUT:

American Outdoor Brands, Inc.

1800 North Route Z

Columbia, Missouri 65202

Email: [●]

Attn: [●]

with a copy to:

Greenberg Traurig, LLP

2375 East Camelback Road, Suite 700

Phoenix, Arizona 85016

Email:	kantr@gtlaw.com
beckk@gtlaw.com
Attn:	Robert S. Kant
Katherine A. Beck

Section 5.7Waivers.  The failure of any Party to require strict performance by the other Party of any provision in this Agreement shall not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 5.8Amendment.  This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 5.9Assignment.  Except as otherwise provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its assets; provided, further, that the surviving entity of such merger or the transferee of such assets shall agree in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a Party hereto.

Section 5.10Successors and Assigns.  The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of, and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 5.11No Circumvention.  The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement.

Section 5.12Third Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties (including current or former employees of the Parties) any remedy, claim, liability, reimbursement, right of action, or other right in excess of those existing without reference to this Agreement.  Without limiting the generality of the foregoing, nothing contained in this Agreement (i) shall be construed to establish, amend, or modify any Plan or other benefit or compensation plan, program, agreement, or arrangement, or (ii) create any rights or obligations in any Person not Party to this Agreement (including any SWBI Employee or AOUT Employee), including with respect to (x) any right to employment or continued employment or to a particular term or condition of employment and (y) the ability of the SWBI Group and the AOUT Group to amend, modify, or terminate any Plan or other benefit or compensation plan, program, agreement, or arrangement at any time established, sponsored, or maintained by any of them.

Section 5.13Title and Headings.  Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 5.14Governing Law.  This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware.  Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, statute, or otherwise, shall be governed by the laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction.

Section 5.15Non-Solicitation.  During the [12][24] month period following the Distribution Time (the “Restricted Period”), SWBI shall not solicit or induce or attempt to solicit or induce any AOUT Employee or independent contractor of AOUT to terminate his or her relationship with AOUT.  This restriction shall not prevent SWBI from placing public advertising or conducting any other form of general public solicitation that is not targeted towards AOUT Employees or independent contractors of AOUT, or from hiring any AOUT Employee or independent contractor of AOUT who responds to such a public solicitation.  During the Restricted Period, AOUT shall not solicit or induce or attempt to solicit or induce any SWBI Employee or independent contractor of SWBI to terminate his or her relationship with SWBI.  This restriction shall not prevent AOUT from placing public advertising or conducting any other form of general public solicitation that is not targeted towards SWBI Employees or independent contractors of SWBI or from hiring any SWBI Employee or independent contractor of SWBI who responds to such a public solicitation.

Section 5.16Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal, or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal, or unenforceable provisions.

Section 5.17Interpretation.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 5.18No Duplication; No Double Recovery.  Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation, or recovery with respect to any matter arising out of the same facts and circumstances.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

SMITH & WESSON BRANDS, INC.

By:
Name:	Mark P. Smith
Title:	President and Chief Executive Officer

AMERICAN OUTDOOR BRANDS, INC.

By:
Name:	Brian D. Murphy
Title:	President and Chief Executive Officer

Signature Page to Employee Matters Agreement